Exhibit 99.1

Profit Planners Management Sells Organic Innovations Subsidiary’s Assets

NEW YORK, NY-- (May 12, 2014) - Profit Planners Management, Inc. (OTCQB: PPMT) is pleased to announce that it has completed the sale of assets of its Organic Innovations subsidiary to a newly formed Nevada corporation named Organic Innovations, Inc. (“Organic Innovations NV”) pursuant to the terms of the Asset Purchase Agreement between the parties dated as of May 7, 2014.

Under the terms of the agreement, the assets sold by the Company included, but was not limited to: all intellectual property held by the Organic Innovations subsidiary relating to its business including the Organicallycrafted.com and Goldenagemedical.com domain names and websites, all related customer lists and referral sources, all material contracts entered into by the Organic Innovations subsidiary, all tangible personal property of the subsidiary, and all intangible rights and property of the subsidiary including goodwill and going concern value.  "We accomplished what we planned” said Wesley Ramjeet, PPMT's CEO.  “Our intent was to incubate the Organic Innovations and create value for our shareholders” added Wesley.

Under the terms of the agreement, PPMT sold assets of our Organic Innovations subsidiary to Organic Innovations NV for an aggregate purchase price of $115,000.00.  The purchase price will be paid in cash, a promissory note and the assumption of debt.

####

About Profit Planners Management, Inc.
Profit Planners Management, Inc. (OTCQB: PPMT) is a publicly traded company that provides management, financial, marketing and other professional services and business solutions. Members of our team have both public accounting and industry experience, and many of them have successfully started and operated their own companies. This expertise allows our team to understand and then implement what a company needs to achieve its business goals. For more information, visit: www.profitplannersmgt.com

Organic Innovations, Inc.
Organic Innovation Inc. is a privately held Nevada corporation owned and controlled by a group of investors all of whom are independent of the Officers, Directors and controlling shareholder of the Company

Contact:

J. Bellitto
Profit Planners Management, Inc.
Phone:  212-402-5200
E-mail: jbellitto@profitplannersmgt.com